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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. TWO )*

                            Computron Software, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    205631104
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 2 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Capital Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          345,646
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,884,715
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          345,646
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,884,715
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 3 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Capital Offshore Limited Partnership, C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

      NUMBER OF           2,884,715
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY
        EACH              345,646
      REPORTING      -----------------------------------------------------------
       PERSON        7    SOLE DISPOSITIVE POWER

                          2,884,715
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          345,646
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 4 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Capital Management L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 5 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles Corporation

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,884,715
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,884,715
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,884,715

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 6 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 7 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Harry T. Rein
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 8 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James J. Fitzpatrick
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 24 pages

CUSIP NO. 205631104                    13G                    PAGE 9 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen L. Green
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 24 pages

CUSIP NO. 205631104                    13G                   PAGE 10 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deepak Kamra
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 10 of 24 pages

CUSIP NO. 205631104                    13G                   PAGE 11 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gregory Kopchinsky
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          7,750
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          7,750
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,238,111
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 11 of 24 pages

CUSIP NO. 205631104                    13G                   PAGE 12 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert Migliorino
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          3,750
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          3,750
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,234,111
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 12 of 24 pages

CUSIP NO. 205631104                    13G                   PAGE 13 OF 24 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric A. Young
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
      NUMBER OF      -----------------------------------------------------------
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            3,230,361
        EACH         -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          3,230,361
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,230,361
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 24 pages

Item 1(a).        Name of Issuer

                  Computron Software, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices

                  301 Route 17 North, 12th Floor
                  Rutherford, NJ  07070

Item 2(a).        Name of Person Filing

                  This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).        Address of Principal Business Office or, if None, Residence

                  Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).        Citizenship

                  Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d).        Title of Class of Securities

                  This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Computron Software, Inc. ("the Company").

Item 2(e).        CUSIP Number

                  CUSIP number 205631104.

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)            __ Broker or Dealer registered under Section 15 of the Act,

(b)            __ Bank as defined in Section 3(a)(6) of the Act,

(c)            __ Insurance Company as defined in Section 3(a)(19) of the Act,

(d)            __ Investment Company registered under Section 8 of the
                  Investment Company Act,

(e)            __ Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940,

(f)            __ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

(g)            __ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                  (G); see Item 7,

(h)            __ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

           Not Applicable

Item 4.    Ownership

(a) Canaan Capital owns 345,646 shares of Common Stock and Canaan Capital Offshore owns 2,884,715 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Kopchinsky owns 4,000 shares of Common Stock and options to purchase 3,750 shares of Common Stock at $1.00 per share as an individual. Mr. Migliorino owns options to purchase 3,750 shares of Common Stock at $1.00 per share as an individual.

(b) By virtue of their common control, Canaan Capital and Canaan Capital Offshore each may be deemed to be the beneficial owners of 3,230,361 shares of Common Stock, representing beneficial ownership of 15.5% of the Company. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 3,230,361 shares, representing beneficial ownership of 15.5%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 2,884,715 shares, representing beneficial ownership of 13.8%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be


                              Page 15 of 24 pages
         deemed to be the beneficial owner of 3,230,361 shares, representing beneficial ownership of 15.5%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 3,230,361 shares representing in the case of each Partner, beneficial ownership of 15.5%. In addition, Messrs. Kopchinsky and Migliorino own additional shares as outlined in (a) above which does not change their respective percentage of ownership. The foregoing percentages are calculated based on the 20,839,780 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1997.


                                                                             NUMBER OF SHARES
                                               ------------------------------------------------------------------------
(c)  Reporting Person                             (i)                  (ii)                (iii)                (iv)
     ----------------                          ---------            ---------            ---------            ---------
Canaan Capital                                   345,646            2,884,715              345,646            2,884,715
Canaan Capital Offshore                        2,884,715              345,646            2,884,715              345,646
Canaan Capital Management                              0            3,230,361                    0            3,230,361
Canaan Corporation                                     0            2,884,715                    0            2,884,715
Canaan Partners                                        0            3,230,361                    0            3,230,361
Harry T. Rein                                          0            3,230,361                    0            3,230,361
James J. Fitzpatrick                                   0            3,230,361                    0            3,230,361
Stephen L. Green                                       0            3,230,361                    0            3,230,361
Deepak Kamra                                           0            3,230,361                    0            3,230,361
Gregory Kopchinsky                                 7,750            3,230,361                7,750            3,230,361
Robert J. Migliorino                               3,750            3,230,361                3,750            3,230,361
Eric A. Young                                          0            3,230,361                    0            3,230,361


(i)        Sole power to vote or direct the vote

(ii)       Shared power to vote or to direct the vote

(iii)      Sole power to dispose or to direct the disposition of

(iv)       Shared power to dispose or to direct the disposition of

Item 5.    Ownership of Five Percent or Less of a Class
           Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
           Not applicable.

Item 8.    Identification and Classification of Members of the Group
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined


                              Page 16 of 24 pages
           in Rule 13d-1(b)(ii)(H).


Item 9.    Notice of Dissolution of Group
           Not applicable.


Item 10.   Certification
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:      February 10, 1998



                              Page 17 of 24 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
   ----------------------------------------------
        General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
   ----------------------------------------------
        General Partner


Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
   ----------------------------------------------
        General Partner


Canaan Capital Offshore Management, N.V.

By:               *
   ----------------------------------------------
        Director


Canaan Capital Partners L.P.

By:               *
   ----------------------------------------------
        General Partner


                              Page 18 of 24 pages

                  *
----------------------------------------------
Harry T. Rein


                  *
----------------------------------------------
James J. Fitzpatrick


                  *
----------------------------------------------
Stephen L. Green


                  *
----------------------------------------------
Deepak Kamra


                  *
----------------------------------------------
Gregory Kopchinsky


                  *
----------------------------------------------
Robert J. Migliorino


                  *
----------------------------------------------
Eric A. Young


                                                    *By:       /s/ Guy M. Russo
                                                        ------------------------
                                                              Guy M. Russo
                                                              Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.




                              Page 19 of 24 pages